UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2006

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin		53201-0591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 29, 2006, Johnson Controls, Inc. (the "Company") issued a press release announcing that it had committed to a restructuring plan as part of its continuing efforts to reduce costs and improve the efficiency of its global operations. The restructuring actions relate to cost reduction initiatives, including workforce reductions and plant consolidations, mainly in the Company’s interior experience and building efficiency businesses. The restructuring actions, which are expected to be substantially completed over the next 12 months, are the result of management’s ongoing review of the Company’s cost structure.

The total estimated costs associated with this action amount to approximately $190 to $210 million on a pre-tax basis, which is comprised of employee related costs of approximately $140 to $150 million, asset impairment charges of approximately $45 to $55 million and other miscellaneous costs of approximately $5 million. Future cash expenditures for these restructuring actions are expected to be approximately $145 to $155 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

June 30, 2006	By:	R. Bruce McDonald

Name: R. Bruce McDonald
Title: Vice President and Chief Financial Officer